Sheet2

Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 12/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

07/25/2002	$8,000	U.S. Treasury Note	2.25%	07/31/2004
08/22/2002	9,000	U.S. Treasury Note	2.25	07/31/2004
08/26/2002	21,000	Federal Farm Credit BK	5.00	03/01/2004
09/09/2002	44,000	Federal Farm Credit BK	5.00	03/16/2004